                                                                   Exhibit 10.60

                                                               Exhibit A omitted

--------------------------------------------------------------------------------


                          MANAGEMENT SERVICES AGREEMENT


                                 by and between


                      SCRUBGRASS GENERATING COMPANY, L.P.


                                       and

                         PG&E-BECHTEL GENERATING COMPANY




                          Dated as of December 15, 1990





                       ---------------------------------

                        SCRUBGRASS COGENERATION PROJECT

                       ---------------------------------


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------

Section                                                                    Page
-------                                                                    ----
Recitals .......................................................             1

ARTICLE I.   AGREEMENT AND DEFINITIONS .........................             2

    1.1    Agreement ...........................................             2
    1.2    Definitions .........................................             2

ARTICLE II.  SERVICES ..........................................             4

    2.1    Appointment .........................................             4
    2.2    Services ............................................             4
    2.3    Personnel ...........................................             6
    2.4    Management Plan .....................................             6
    2.5    Standards for Performance of Services ...............             7
    2.6    Authority of Manager ................................             7
    2.7    Right to Request Instruction ........................             7
    2.8    Cooperation and Consultation ........................             7

ARTICLE III. ITEMS TO BE FURNISHED BY LESSEE  ..................             8

    3.1    General .............................................             8
    3.2    Funding of Lessee Accounts ..........................             8
    3.3    Office Facilities at the Project Site ...............             8
    3.4    Lessee Representative ...............................             9

ARTICLE IV.  PERSONNEL, ADVISORY COMMITTEE AND REPORTING .......             9

    4.1    Manager Representative ..............................             9
    4.2    Advisory Committee ..................................             9
    4.3    Accounts and Reports ................................            10

ARTICLE V.   COMPENSATION ......................................            12

    5.1     Management Costs ...................................            12
    5.2     Payment ............................................            12
    5.3     Other Costs and Expenses ...........................            12
    5.4     Accounting and Audit Right .........................            13
    5.5     Interest ...........................................            13
    5.6     Subordination ......................................            13

ARTICLE VI.  TERM AND TERMINATION ..............................            14

    6.1     Term ...............................................            14
    6.2     Termination by Lessee for Cause ....................            14
    6.3     Termination by Manager .............................            14
    6.4     Rights upon Termination ............................            15
    6.5     Termination Payment ................................            15


Section                                                                    Page
-------                                                                    ----

ARTICLE VII. INDEMNIFICATION ...................................            16

    7.1     By Manager .........................................            16
    7.2     By Lessee ..........................................            16
    7.3     Other Claims .......................................            16
    7.4     Indemnification Notices ............................            16

ARTICLE VIII. LIABILITIES OF THE PARTIES .......................            17

    8.1      Limitations of Liability ..........................            17
    8.2      No Warranties or Guarantees .......................            18

ARTICLE IX.  MISCELLANEOUS PROVISIONS ..........................            18

    9.1     Documents ..........................................            18
    9.2     Assignment .........................................            18
    9.3     Independent Contractor .............................            19
    9.4     Force Majeure ......................................            19
    9.5     Amendments .........................................            19
    9.6     Survival ...........................................            19
    9.7     Non Waiver .........................................            19
    9.8     Notices ............................................            19
    9.9     Counterparts .......................................            20
    9.10    Governing Law ......................................            20
    9.11    Partial Invalidity .................................            20
    9.12    Captions; Table of Contents ........................            20
    9.13    Not for Benefit of Third Parties ...................            20
    9.14    Disputes ...........................................            21
    9.15    Representations and Warranties .....................            21


EXHIBIT A - Definitions
EXHIBIT B - Management Plan

                          MANAGEMENT SERVICES AGREEMENT
                          -----------------------------


         THIS MANAGEMENT SERVICES AGREEMENT ("Agreement") is entered into as of December 15, 1990, by and between SCRUBGRASS GENERATING COMPANY, L.P., a Delaware Limited Partnership ("Lessor"), and PG&E-BECHTEL GENERATING COMPANY, a California general partnership ("Manager").



                                 R E C I T A L S
                                 - - - - - - - -


         A. Lessor is developing and causing to be constructed an approximately 80 megawatt waste-coal fired cogeneration plant and adjacent greenhouse to be located in Scrubgrass Township, Venango County, Pennsylvania (the "Project", as hereinafter further defined);

         B. Lessor has agreed to enter into a Lease Agreement (the "Lease") with Buzzard Power Corporation, a Delaware corporation ("Lessee"), pursuant to which Lessor will lease the Project to Lessee for an initial term of twenty-two (22) years commencing upon the date of completion of construction of the Project (the "Lease Commencement Date", as hereinafter further defined);

         C. During the term of the Lease, Lessee requires the services of a qualified independent contractor to provide management and administrative services in connection with the Project and with the day-to-day business of Lessee, and to act on behalf of Lessee as Lessee's representative under the Lease and under certain other contracts and agreements relating to the Project;

         D. At the request of Lessor and Lessee, Manager has agreed to perform such services, beginning on the Lease Commencement Date, in accordance with the terms and conditions set forth herein, it being understood by the parties hereto that this Agreement will be assigned by Lessor to Lessee, and Lessor's obligations hereunder will be assumed by Lessee, effective as of the Lease Commencement Date, whereupon all rights and obligations of Lessor hereunder shall become rights and obligations of Lessee.

         NOW THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereby agree as follows:

                            -------------------------

                                   ARTICLE I

                            AGREEMENT AND DEFINITIONS

                            -------------------------

         1.1 Agreement. This Agreement contains the entire agreement between the
             ---------
parties with respect to the subject matter hereof and supersedes all prior negotiations, undertakings and agreements. Neither party will be bound by or deemed to have made in connection herewith any representations, warranties, commitments or undertakings other than those contained herein.

         1.2 Definitions. Unless otherwise required by the context in which any
             -----------
capitalized term appears, capitalized terms used in this Agreement shall have the definitions specified in this Section 1.2 or in Appendix I to the Participation Agreement which is attached hereto as Exhibit A. The singular shall include the plural and the masculine shall include the feminine and neuter, as the context requires. References to "Articles," "Sections," "Schedules" or "Exhibits" shall be to Articles, Sections, schedules or Exhibits of this Agreement and references to paragraphs shall be to separate paragraphs of the Section or subsection in which the reference occurs, unless otherwise expressly provided. All references herein to any agreements shall be to such agreement as amended and supplemented or modified to the date of reference. All references to a particular entity shall include a reference to such entity's successor and permitted assigns. The words "herein," "hereof" and "hereunder" shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement. "Includes" or "including" shall mean "including without limitation."

         "Advisory Committee" has the meaning set forth in Section 4.2.1.
          ------------------

         "Agreement" means this Management Services Agreement, as the same may
          ---------
be modified or amended from time to time in accordance with the provisions hereof.

         "Bankruptcy" means a situation in which (i) a party shall file a
          ----------
voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such party or of all or any substantial part of Its properties (the term "acquiesce" as used in this definition, includes the failure to file a petition or motion to vacate or discharge any order, judgment or decree within fifteen (15) days after entry of such order, judgment or decree); a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against any party seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, and such party shall acquiesce in the entry of such order, judgment or decree or such order, judgment or decree shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such party or of all or any substantial part of its property shall be appointed without the consent or acquiescence of such party and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days whether or not consecutive; (ii) a party shall admit in writing its inability to pay its debts as they mature,
(iii) a party shall give notice to any governmental body of insolvency or pending insolvency, or suspension or pending suspension of operations; or (iv) a party shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors.

         "Lender" means National Westminster Bank PLC and the other banks
          ------
providing construction financing and permanent debt financing for the Project pursuant to the Reimbursement Agreement.

         "Lessee" has the meaning set forth in the Recitals.
          ------

         "Lessee Representative" has the meaning set forth in Section 3.4.
          ---------------------

         "Lessor" has the meaning set forth in the Preamble.
          ------

         "Management Costs" means the compensation payable by Lessee to Manager
          ----------------
for the Services pursuant to Section 5.1.

         "Management Plan" has the meaning set forth in Section 2.4.
          ---------------

         "Manager" has the meaning set forth in the Preamble.
          -------

         "Manager Representative" has the meaning set forth in Section 4.1.
          ----------------------
4.1.

         "Reference Rate" means a per annum interest rate equal to two percent
          --------------
(2%) above the prime rate as quoted from time to time by National Westminster Bank PLC, New York Branch, but in no event in excess of the maximum rate permitted by applicable law.

                           --------------------------

                                   ARTICLE II

                                    SERVICES

                           --------------------------


         2.1 Appointment. Lessor hereby appoints and retains Manager to provide
             -----------
the Services from and after the Lease Commencement Date on the terms and conditions set forth in this Agreement. Manager hereby accepts such appointment and agrees to perform the Services in accordance with the terms and conditions of this Agreement. Lessor and Manager hereby also agree that as of the Lease Commencement Date and the assignment of this Agreement to Lessee all obligations of Manager hereunder shall run directly to Lessee and all references herein to a "party" or "parties" to this Agreement shall be deemed to refer to "Lessee" and/or "Manager".

         2.2 Services. Manager shall perform or cause to be performed on behalf
             --------
of Lessee the following management, administrative and other support services in connection with the day-to-day business of Lessee and the management of the Project (collectively, the "Services"):

             2.2.1 General Management and Administration. Manager shall be fully
                   -------------------------------------
responsible for the day-to-day management, administration and operation of all of Lessee's business relating to the Project, excluding any responsibilities delegated to the Operator. under the O&M Agreement, to the Greenhouse Operator under the Greenhouse Agreements, or to any other party under any of the other Project Agreements.

             2.2.2 Administration of Agreements. Except for corporate,
                   ----------------------------
organizational and other such internal matters within the control of Lessee, Manager shall represent Lessee and shall administer and perform all of Lessee's obligations and responsibilities under each of the Project Agreements and other Transaction Documents entered into by Lessee or assigned to Lessee pursuant to
Section 2.03 of the Lease, including the 0&M Agreement, the Greenhouse Agreements, the Fuel Agreements, the Transportation Agreements, and the Lease, subject to the availability of funds therefor in the Lessee accounts established pursuant to Section 3.2.

             2.2.3 Billing and Collection of Revenues. Manager shall implement
                   ----------------------------------
and maintain billing and collection procedures in respect of all accounts payable and other amounts due Lessee under each of the Project Agreements.

             2.2.4 Bank Accounts and Disbursement of Funds. Manager shall
                   ---------------------------------------
establish and maintain on behalf of and in the name of Lessee one or more bank accounts as required by the Disbursement Agreement or any other Transaction Document or otherwise as required or convenient in connection with the business of Lessee relating to the Project. Manager shall have the exclusive authority to inform Agent or Lessor, as the case may be, of the need to make deposits to and withdrawals from any such accounts and otherwise to inform Agent or Lessor, as the case may be, of disbursements of funds which need to be approved or authorized from any other accounts of Lessee established or maintained in connection with any of the Transaction Documents in order to pay all of Lessee's operating and other expenses, including any payments required under any of the Transaction Documents and any insurance premiums, accountants' fees and other professional services fees, taxes, license fees, property taxes, assessments or other Lessee expenses. Without limiting the foregoing, Manager also shall have the exclusive authority on behalf of Lessee to furnish Agent or Lessor, as the case may be, with information necessary for such Person to direct payment from any Lessee Account established under the Disbursement Agreement and to act for and on behalf of Lessee in all matters arising under the Disbursement Agreement.

             2.2.5 Accounting and Documentation. Manager shall provide full
                   ----------------------------
bookkeeping and accounting services to Lessee as required from time to time in connection with the Project and, to the extent pertaining to matters within the knowledge and control of Manager, shall prepare and submit on behalf of Lessee all necessary documentation, certification and notices required to be submitted by Lessee pursuant to the Transaction Documents . 2.2.6 Insurance. Manager shall implement Lessee's insurance program, including procuring and maintaining, at Lessee's expense, any and all insurance required to be maintained by Lessee pursuant to any of the Transaction Documents, and monitoring the insurance coverage provided by Operator and Greenhouse Operator pursuant to the O&M Agreement and Greenhouse Agreements, respectively. Manager also shall be responsible for administering all claims and making all collections on behalf of Lessee under insurance policies covering Lessee or the Project. Manager shall be named as an additional insured or a named insured, as appropriate, under each of the insurance policies which include Lessee as a named or additional insured obtained in connection with the Project.

             2.2.6 Insurance. Manager shall implement Lessee's Insurance
                   ---------
program, including procuring and maintaining, at Lessee's expense, any and all insurance required to be maintained by Lessee pursuant to any of the Transaction Documents, and monitoring the insurance coverage provided by Operator and Greenhouse Operator pursuant to the O&M Agreement and Greenhouse Agreements, respectively. Manager also shall be responsible for administering all claims and making all collections on behalf of Lessee under insurance policies covering Lessee or the Project. Manager shall be named as an additional insured or a named insured, as appropriate, under each of the insurance policies which include Lessee as a named or additional insured obtained in connection with the Project.

             2.2.7 Licenses and Permits. Manager shall maintain compliance with
                   --------------------
all required permits, licenses and governmental approvals obtained by or for Lessee in connection with the operation and lease of the Project, excluding any responsibilities delegated to the Operator under the O&M Agreement, to the Greenhouse Operator under the Greenhouse Agreements, or to any other party under any of the other Project Agreements. Where permits must be obtained, modified or renewed by Lessee and such responsibility has not been delegated to Operator or Greenhouse Operator, Manager shall prepare any application, filing or notice related thereto, shall cause such materials to be submitted to, and shall represent Lessee in contacts with, the appropriate governmental agency, and shall perform all ministerial or administrative acts necessary for timely issuance and the continued effectiveness thereof. Copies of all permits, licenses and governmental approvals obtained by or for Lessee in connection with the Project shall be maintained by Manager at its offices.

             2.2.8 Public Relations. Manager shall be responsible for all public
                   ----------------
and community relations matters of Lessee relating to the Project.

             2.2.9 Additional Project Agreements. Manager shall administer and
                   -----------------------------
implement Lessee's fuel procurement program for the Project, including providing fuel planning, performing contract administration, scheduling and coordination with respect to the Fuel Agreements, Limestone Agreement and Transportation Agreements, arranging for additional fuel sources and ash disposal as required, and establishing and implementing a fuel sampling and testing program. Manager also shall arrange for and administer any Additional Contracts required on behalf of Lessee in connection with the Project and shall assist Lessee in complying with all requirements of the Transaction Documents with respect to such Additional Contracts.

             2.2.10 Lessee Working Capital Loan Agreement. Manager shall, on
                    -------------------------------------
behalf of Lessee, make all requests for Lessee Working Capital Loans under the Lessee Working Capital Loan Agreement, at such times and in such amounts as Manager deems necessary or desirable based on information furnished to it from the Operator, the Lessee and any other source, in accordance with the terms of the Lessee Working Capital Loan Agreement. Manager shall furnish the Agent or Lessor, as the case may be, with information necessary for such person to direct the disbursement of the proceeds of any Lessee Working Capital Loan in accordance with Section 2.2.4 hereof. Subject to the availability of funds therefor in the Operating Account, Manager shall ensure that all Lessee Working Capital Loans are repaid in accordance with Section 2.01(d) of the Lessee Working Capital Loan Agreement.

         2.3 Personnel. Manager shall provide and make available as necessary
             ---------
all professional, supervisorial, managerial, administrative and other personnel as are necessary to perform the Services. Such personnel shall be qualified and experienced in the duties to which they are assigned. The working hours, rates of compensation and all other matters relating to the employment of individuals employed by Manager or its Affiliates in the performance of the Services shall be determined solely by Manager or its respective Affiliates. In the performance of the Services, Manager also shall be authorized to obtain on behalf of Lessee outside accounting, tax, legal, engineering, and other services as it reasonably deems necessary.

         2.4 Management Plan. Attached as Exhibit B to this Agreement is a
             ---------------
preliminary Project management plan setting forth in greater detail Services to be performed by Manager hereunder and Manager's proposed organization plan for the Project. Within thirty (30) days following the Lease Commencement Date, Manager shall prepare and submit to Lessee a more complete management plan and organization chart covering the matters set forth in Exhibit B (the "Management Plan"), which, upon approval by Lender, shall replace and become a new Exhibit B hereto; provided, however, that nothing contained in Exhibit B shall in any way limit Manager's obligations under Section 2.2.

         2.5 Standards for Performance of Services. Manager shall perform the
             -------------------------------------
Services with due diligence and dispatch in a prudent, cost effective and efficient manner, in accordance with all applicable laws, regulations, codes, permits, licenses, and standards, and in accordance with the Management Plan and applicable terms and conditions of the Transaction Documents. To the extent within the reasonable control of Manager, all Operating Expenses incurred or authorized by Manager on behalf of Lessee hereunder shall be in accordance with the applicable Project Operating Budget, as such Operating Budget may be amended from time to time in accordance with the Transaction Documents. Manager shall not carry out any transaction or enter into any contract or agreement on behalf of Lessee hereunder with any Affiliate of Manager except on terms no less favorable to Lessee than would be available in a bona fide arm's length transaction with a non-affiliated person.

         2.6 Authority of Manager. Manager is hereby granted, to the fullest
             --------------------
extent permitted by law, as of the Lease Commencement Date and the assignment of this Agreement to Lessee, the right, power and authority to do on behalf of Lessee in Lessee's name all things which are necessary, proper or desirable to carry out the duties and responsibilities of Manager under this Agreement, including the right, power and authority to engage in any actions and to execute, enter into, perform and carry out contracts and undertakings of any kind whatsoever necessary or incidental to the accomplishment of the purposes and objectives of Lessee as set forth in this Agreement or the other Transaction Documents, so long as such activities, contracts and undertakings may be lawfully carried out or performed by or on behalf of Lessee, and provided that in no event shall Manager's authority hereunder be greater than or extend beyond the authority of Lessee, as such authority may be limited by any covenant or other restriction contained in any Transaction Document. Lessee agrees, from time to time, to execute and deliver any additional written authorizations or powers of attorney which may be reasonably requested by Manager to carry out the purpose and intent of this Section.

         2.7 Right to Request Instruction. At any time, Manager may, if it
             ----------------------------
reasonably deems it to be necessary or appropriate, request written instructions from Lessee, within a reasonable period prior to the necessity for taking action, with respect to any matter contemplated by this Agreement and may defer action thereon pending the receipt of such written instructions. Actions taken by Manager, its officers, employees and representatives in accordance with the written instructions of Lessee, or, except in cases of Manager's gross negligence or willful misconduct, failures to act by such persons pending the receipt of such written Instructions, shall be deemed to be proper conduct within the scope of Manager's authority under this Agreement.

         2.8 Cooperation and Consultation. Lessee agrees that it shall cooperate
             ----------------------------
with Manager in the performance of Manager's services and, subject to the provisions of Section 6.2, shall not take any independent or unilateral action with respect to the Project, or any Project

Agreement or other Transaction Document, including terminating, modifying, amending or settling or asserting any claim with respect to any Project Agreement or other Transaction Document, or entering into any Additional Contract, without first consulting with Manager and obtaining Manager's prior written concurrence. Any action taken by Lessee which does not comply with the provisions of this Section 2.8 shall be null and void.




                         -------------------------------

                                   ARTICLE III

                         ITEMS TO BE FURNISHED BY LESSEE

                         -------------------------------


         3.1 General. Lessee shall furnish, or cause to be furnished, to
             -------
Manager, at Lessee's expense, such information, documentation, services and materials, which are not required to be provided by Manager hereunder and which are reasonably requested by Manager to perform the Services and to otherwise fulfill its obligations under this Agreement. All such items shall be made available at such times and in such manner as may be required by Manager for the expeditious and orderly performance of the Services. Without limiting the generality of the foregoing, Lessee shall provide Manager all operating plans, fuel plans, and other such Project materials developed by or on behalf of Lessor during the construction of the Project and made available to Lessee pursuant to the Lease.

         3.2 Funding of Lessee Accounts. During the term of this Agreement,
             --------------------------
Lessee shall deposit or cause to be deposited with the Disbursement Agent in accordance with the Disbursement Agreement all Project Revenues and other income or earnings of Lessee from any source whatsoever, except income or earnings with respect to amounts previously released to Lessee by the Disbursement Agent. Notwithstanding any provision in this Agreement to the contrary, Manager shall not be obligated to perform Services and shall be excused from its obligations and responsibilities hereunder to the extent there are not available funds under the Disbursement Agreement to allow Manager to perform the Services and administer the Transaction Documents on behalf of Lessee pursuant to the provisions of this Agreement.

         3.3 Office Facilities at the Project Site. Lessee shall provide Manager
             -------------------------------------
with suitable office facilities at the Project site, including telephones, copying and fax machines, office supplies and janitorial services. Such facilities shall be made available to Manager beginning on the Lease Commencement Date.

         3.4 Lessee Representative. On or before the Lease Commencement Date,
             ---------------------
Lessee shall appoint an individual representative (the "Lessee Representative") authorized and empowered to act for and on behalf of Lessee on all matters concerning or arising under this Agreement. In all such matters, Lessee shall be bound by the written communications, directions, requests, and decisions made by the Lessee Representative. Lessee shall notify Manager in writing of such representative, and such appointment shall remain in full force and effect until a written notice of substitution or replacement is delivered by Lessee to Manager.


                          -----------------------------

                                   ARTICLE IV

                          PERSONNEL, ADVISORY COMMITTEE
                                  AND REPORTING

                          -----------------------------

         4.1 Manager Representative. Within ten (10) days after the Lease
             ----------------------
Commencement Date, Manager shall appoint an individual representative (the "Manager Representative") authorized and empowered to act for and on behalf of Manager on all matters concerning this Agreement and the Services. In all such matters, Manager shall be bound by the written communications, directions, requests, and decisions made by the Manager Representative. Manager shall notify Lessee in writing of such representative, and such appointment shall remain in full force and effect until a written notice of substitution or replacement is delivered by Manager to Lessee. At any time, the Manager Representative may act through or be represented by one or more individuals appointed by Manager.

         4.2 Advisory Committee.
             ------------------

             4.2.1 Membership. In order to facilitate communication and
                   ----------
cooperation between the parties in the administration of the Project and the Lease, an advisory committee (the "Advisory Committee") shall be established as of the Lease Commencement Date to review Manager's performance hereunder and to consider and make recommendations with respect to Manager's proposed actions concerning the Project. The Advisory Committee shall consist of three or more individuals, one of whom shall be appointed by Lessee and one of whom shall be appointed by each of the general partners (other than Scrubgrass Power Corp.) of Lessor. Each member of the Advisory Committee shall hold office until death, resignation or removal at the pleasure of the party that appointed him. If a vacancy occurs on the Advisory Committee, the party that appointed such vacating member shall appoint his successor.

             4.2.2 Meetings. The Advisory Committee shall meet no less
                   --------
frequently than once each calendar quarter after the Lease Commencement Date on a date and at a time and place established by the consent of

Manager and each member on the Advisory Committee. A special meeting of the Advisory Committee shall be held at the written request of Manager or any Advisory Committee member. Any meeting of the Advisory Committee may be held by conference telephone call or through similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a telephonic meeting held pursuant to this Section shall constitute presence in person at such meeting. A representative of Manager shall be entitled to attend and participate in all meetings of the Advisory Committee, and Manager shall be given notice of all meetings requiring notice in accordance with the provisions of Section 4.2.3.

             4.2.3 Notices. Notices of regular meetings of the Advisory
                   -------
Committee are not required. Notices of special meetings of the Advisory Committee shall state the date and hour of the meeting and the purpose or purposes for which the meeting is called. Special meetings shall be held by telephone conference call or at such place as shall be agreed to by Manager and by the members of the Advisory Committee. The notice of a special meeting shall be given in writing not less than ten (10) nor more than twenty (20) days before the date of the meeting to Manager and to each Advisory Committee member. Manager and Advisory Committee members may waive in writing the requirements for notice before, at or after the special meeting involved.

             4.2.4 Review and Advisory Function. The Advisory Committee shall
                   ----------------------------
not have power or authority to direct or control the actions or performance by Manager of Services hereunder; but Manager shall make Project information available to the Advisory Committee and shall consider any recommendations, proposals or suggestions made by the Advisory Committee. Without limiting the generality of the foregoing, Manager shall consult with the Advisory Committee on matters concerning the Project Operating Budget and operating and fuel plans, and shall seek review by the Advisory Committee of any Additional Contract which is required to be submitted to Lender for Lender's consent prior to making such submission.

         4.3 Accounts and Reports. From and after the Lease Commencement Date
             --------------------
throughout the term of this Agreement, Manager shall furnish or cause to be furnished to Lessee the following reports concerning the Services and the
Project:

             4.3.1 Quarterly Reports. As soon as available at the end of the
                   -----------------
first three (3) quarterly accounting periods, and in any event within the period required pursuant to Section 8.1(a) of the Participation Agreement, Manager shall submit (i) quarterly unaudited financial statements of Lessee prepared in reasonable detail and in accordance with generally accepted accounting principles consistently applied (except that such statements need not contain notes thereto), which statements shall contain balance sheets as of the end of such accounting period, and statements of profit and loss for the period from the beginning of such year to the end of such accounting period; (ii) copies of all reports and accompanying certificates received by Manager on behalf of Lessee from Operator and Greenhouse Operator during such quarterly accounting period pursuant to the O&M Agreement and Greenhouse Agreements, respectively; and (iii) a comparison of Lessee' 5 actual annual Project operating costs incurred to date and the budgeted costs for such period as set forth In the applicable Project Operating Budget. Following submission of such quarterly reports, the Manager Representative shall be prepared to meet with the Advisory Committee at its request to review and discuss the reports and to review any proposed plan of action.

             4.3.2 Annual Reports. As soon as available after the end of each
                   --------------
calendar year, and in any event within the period required pursuant to Section 8.1(b) at the Participation Agreement, Manager shall submit: (i) complete financial statements of Lessee for such year, together with all notes thereto, prepared in reasonable detail in each case, and in accordance with generally accepted accounting principles consistently applied, which financial statements shall be audited and duly reported upon by Arthur Andersen & Co. or a successor independent public accounting firm retained by Manager and approved by Lessee (which approval shall not be unreasonably withheld); (ii) an annual report describing the Services and Lessee's operations for such year, including a comparison of Lessee's actual annual Project operating costs and budgeted costs for such year, as set forth in the applicable Project Operating Budget; and
(iii) copies of any reports and certificates received by Manager on behalf of Lessee from the Operator and Greenhouse Operator pursuant to the O&M Agreement and Greenhouse Agreements, respectively, which have not been previously supplied to Owner pursuant to Section 4.2.1. Following submission of each such annual report, the Manager Representative shall be prepared to meet with the Advisory Committee at its request to review and discuss the report and to report upon any other aspects of the operation of the Project or the conduct of Lessee's business which the Advisory Committee may wish to discuss.

             4.3.3 Other Information. Manager shall furnish or cause to be
                   -----------------
furnished any other information concerning the Services or Lessee's operations which is required to be furnished by Lessee under the Transaction Documents or Is reasonably requested by Lessee. Without limiting the foregoing, at Lessee's request Manager shall provide Lessee information concerning Manager's proposed annual Operating Budget for the Project, prior to submission to Lender pursuant to the Loan Agreement, and shall meet with the Advisory Committee to review such proposed Operating Budget and to discuss any recommended changes or modifications. Notwithstanding any provision herein to the contrary, in the event Manager's proposed annual budget for Management Costs (which shall form a part of its proposed annual Operating Budget) exceeds on an aggregate basis by more than ten percent (10%) the amount budgeted therefor in the preceding year, Manager shall not incorporate such increase in excess of ten percent (10%) in the final Operating Budget, without the prior consent of Lessee, which shall not be unreasonably withheld.

                       ---------------------------------

                                    ARTICLE V

                                  COMPENSATION

                        --------------------------------

         5.1 Management Costs. As compensation in full to Manager for the
             ----------------
performance of all Services hereunder, Lessee shall pay to Manager the sum of
(a) the amount of all wages and salaries, including bonuses, which Manager pays to its or any of its Affiliates' permanent or temporary employees and other representatives which is allocable to the work of such employees or representatives in performing Services (such total allocable amount, "Wages"),
(b) an amount to cover costs of employee benefits (including employee holidays and paid time-off), social security, insurance, retirement and other plans, payroll taxes, premiums for unemployment, workers' compensation and employer's liability insurance, Manager's general and administrative expenses, costs of maintaining established offices and other organizational expenses equal to fifty percent (50%) of the Wages paid with respect to personnel performing Services at the Project site and one hundred percent (100%) of all other Wages, and (c) costs incurred for travel, subsistence, recruitment and relocation with respect to such employees and other representatives engaged In the performance of the Services. All of Manager's rates, policies and practices referred to in the foregoing shall be subject periodically to reasonable adjustment to reflect changes in Manager's costs, upon Lessee's prior approval, which shall not be unreasonably withheld.

         5.2 Payment. Within fifteen (15) days after the last day of each month
             -------
following the Lease Commencement Date during the term of this Agreement, Manager shall send Lessee an Invoice setting forth in reasonable detail the amount of the Management Costs for such preceding month. Manager shall be authorized hereunder to pay, or cause to be paid, from the Operating Account the amount of each such invoice within fifteen (15) days after Lessee's receipt thereof, provided that all such payments of Management Costs shall be subordinated in accordance with the provisions of Section 5.6.

         5.3 Other Costs and Expenses. All reasonable costs and expenses
             ------------------------
incurred by Manager in the performance of the Services for supplies, equipment, materials, services and other items provided by third parties, including legal, consulting, accounting, engineering and technical services, shall, at Manager's election, either (I) be incurred on behalf of and in the name of Lessee and paid directly as a Lessee Operating Expense pursuant to the provisions of the Disbursement Agreement, or (ii) be incurred and paid by Manager and reimbursed by Lessee to Manager within fifteen (15) days as a Lessee Operating Expense. In either case, Manager shall be authorized hereunder to cause such amounts to be disbursed by the Disbursement Agent within the time provided for payment in accordance with the provisions of the Disbursement Agreement.

         5.4 Accounting and Audit Right. Manager shall keep and maintain, in
             --------------------------
accordance with generally accepted accounting principles consistently applied, all necessary books, records, accounts and other documents sufficient to accurately and completely reflect all Management Costs incurred pursuant to this Agreement and any other costs and expenses incurred pursuant to Section 5.3. Such records shall include receipts, memoranda, vouchers and accounts of every kind and nature pertaining to the Services, as well as complete summaries and reports setting forth all reimbursable manhours expended, payroll Incurred and the monthly salary and hourly rate of each and every employee whose payroll costs are Included in the Management Costs hereunder. Lessee, its representatives and the firm of independent auditors retained by Manager pursuant to Section 4.2.2 shall have access, upon not less than five (5) days advance written notice, to all such records maintained by Manager, for the purposes of auditing and verifying the Management Costs (exclusive of mark-up) or any other costs claimed to be due and payable hereunder. Lessee shall have the right to reproduce any such records, and Manager shall keep and preserve all such records for a period of at least two (2) years from and after the close of the calendar year in which such costs were incurred.

         5.5 Interest. Any amount owed to either party hereunder beyond the
             --------
date such amount is due and payable shall accrue interest each day from such date at the Reference Rate.

         5.6 Subordination. Notwithstanding any provision in this Agreement to
             -------------
the contrary, payment of Management Costs otherwise due and payable under this Agreement shall be subordinate to and conditional upon the prior payment in full by Lessee of the obligations of Lessee which are prior and senior to the Management Costs, as set forth in Section 13.01(c) of the Reimbursement Agreement (or as set forth in the Disbursement Agreement, if the Reimbursement Agreement no longer is in effect). Payments of the Management Costs shall be made on or before the date each such payment is otherwise due and payable pursuant to this Agreement only to the extent Lessee Is permitted to pay such amounts pursuant to Section 13.01(c) of the Reimbursement Agreement (or pursuant to the Disbursement Agreement, if the Reimbursement Agreement no longer is in effect). If sufficient funds are not available from the Operating Account or such payment is not otherwise permitted to be made at such time under the Reimbursement Agreement (or under the Disbursement Agreement, if the Reimbursement Agreement no longer Is in effect), all or a portion of the Management Costs otherwise payable shall be deferred until such time as there are available funds therefor in the Operating Account or until payment Is permitted under the Reimbursement Agreement (or under the Disbursement Agreement, if the Reimbursement Agreement no longer is in effect). All Management Costs due and payable hereunder or deferred pursuant to the foregoing shall be paid to Manager prior to any payments by Lessee which are junior or subordinated to the Management Costs, as set forth in Section 13.01(c) of the Reimbursement Agreement (or as set forth in the Disbursement Agreement, if the Reimbursement Agreement no longer is in effect). Management Costs deferred pursuant to the foregoing shall accrue interest on the unpaid portion thereof at the

Reference Rate from the date such deferral commences until such Management Costs are paid in full; provided that such interest shall also be subordinated pursuant to the provisions of this Section 5.6.


                        --------------------------------

                                   ARTICLE VI

                              TERM AND TERMINATION

                        --------------------------------

         6.1 Term. The term of this Agreement shall commence on the Lease
             ----
Commencement Date and shall continue until the expiration or other termination of the Lease, subject to earlier termination pursuant to Section 6.2 or 6.3.

         6.2 Termination by Lessee for Cause. Lessee, with the consent of Lessor
             -------------------------------
and, during the term of the Reimbursement Agreement, with the consent of Lender and Lessor, may terminate this Agreement for cause upon thirty (30) days prior written notice to Manager: (I) In the event of the Bankruptcy of Manager; or
(ii) in the event of a failure by Manager to perform the Services in accordance with the requirements of this Agreement, if Manager does not cure such failure within forty-five (45) days of the date of a notice from Lessee demanding such cure (or within such longer period of time as Is reasonably necessary to accomplish such cure, if it cannot be reasonably accomplished within such forty-five (45) day period and Manager diligently commences and continues such cure in such period). Notwithstanding the foregoing cure period allowed to Manager in the event of a failure by Manager to perform the Services in accordance with the requirements of this Agreement, if Lessee reasonably determines that such failure by Manager may lead to an event of default or termination under any other Transaction Document to which Lessee is a party or which has been assigned to Lessee pursuant to the Lease, Lessee, notwithstanding any other provision of this Agreement to the contrary, upon notice to Manager, may itself take such independent action for its own account as Lessee may deem necessary or appropriate to cure such event of default or remove such basis for termination, and Manager shall direct payment for the cost of such Lessee action as a Lessee Operating Expense under the Disbursement Agreement; provided, however, that any such independent action by Lessee which cures a failure or default by Manager hereunder shall be deemed for purposes of this Section 6.2 to constitute a cure by Manager of such failure or default.

         6.3 Termination by Manager.
             ----------------------

             6.3.1 For Cause. Manager may terminate this Agreement for cause
                   ---------
upon thirty (30) days prior written notice to Lessee and to Lender:
(I) in the event of the Bankruptcy of Lessee, or (ii) in the event Lessee materially fails to perform any obligation required to be performed by Lessee hereunder and does not cure, or cause to be cured (including a cure by Lender), such failure within forty-five (45) days of the date of a notice from Manager to Lessee and Lender demanding such cure (or within such period of time as is reasonably necessary to accomplish such cure, if it cannot be reasonably accomplished in said forty-five (45) day period and Lessee or Lender diligently commences and continues such cure in such period). Notwithstanding the cure period provided by the foregoing, Manager shall not be required to continue performing the Services for the benefit of Lessee during such a cure period if adequate funds are not available to Manager from the Operating Account to perform the Services hereunder.

             6.3.2 For Convenience. In the event neither Manager nor any
                   ---------------
Affiliate of Manager continues to be a general partner of Lessor under the Lease, Manager may terminate this Agreement for its convenience, without cause, upon six (6) months advance written notice to Lessee; provided, however, that such six (6) month period may be extended by Lessee for a reasonable additional period (not to exceed an additional six (6) months) in the event such earlier termination would materially adversely affect or inconvenience Lessee and Lessee is diligently attempting to obtain a replacement or substitute for Manager.

         6.4 Rights upon Termination. Upon any expiration or termination of this
             -----------------------
Agreement, Manager shall deliver to Lessee at Lessee's principal place of business all records, documents, accounts, files and other materials of Lessee or pertaining to Lessee's business as Lessee may reasonably request. Lessee shall assume and become liable for any contracts or obligations that Manager may have undertaken with third parties in connection with the Services, and Manager shall execute all documents and take all other reasonable steps requested by Lessee which may be required to assign to and vest in Lessee all rights, benefits, interests and titles in connection with such contracts or obligations. Expiration or termination of this Agreement shall not relieve any party hereto of liability which has accrued or arisen prior to the date of such expiration or termination.

         6.5 Termination Payment. In the event of a termination of this
             -------------------
Agreement pursuant to Section 6.3.1, Manager shall be entitled, in addition to all other amounts due hereunder as of the date of termination, to a cancellation payment equal to all costs and expenses reasonably incurred by Manager as a direct result of such termination, including all reasonable severance and relocation costs incurred with respect to Manager's employees and any cancellation costs incurred with respect to third parties. Such amounts shall be due and payable by Lessee within fifteen (15) days of Manager's submission of an invoice therefor.

                        --------------------------------

                                   ARTICLE VII

                                 INDEMNIFICATION

                        --------------------------------


       7.1   By Manager. Manager shall indemnify, defend and hold harmless
             ----------
Lessee and its Affiliates, and all of their officers, directors, employees, agents, partners, shareholders and representatives, from and against any and all suits, actions, liabilities, investigations, legal proceedings, claims, demands, losses, costs and expenses of whatsoever kind or character (including attorneys' fees and expenses) arising out of any actions by Manager, its officers, directors or employees which are outside the scope of Manager's authority under this Agreement, or actions or failures to act of Manager, its officers, directors or employees, which in each case constitute gross negligence or willful misconduct.

       7.2   By Lessee. Lessee shall indemnify, defend and hold harmless Manager
             ---------
and its Affiliates, and all of their officers, directors, employees, agents, partners, shareholders and representatives, from and against any and all suits, actions, liabilities, investigations, legal proceedings, claims, demands, losses, costs and expenses of whatsoever kind or character (including attorneys' fees and expenses) arising out of the acts (or failures to act) of Lessee or of Manager, its officers, directors and employees within the scope of Manager's authority under this Agreement; and Manager, its officers, directors and employees shall not be liable to Lessee or any other party for any obligation, liability, or commitment incurred by or on behalf of Lessee, its officers or employees as a result of any such acts (or failures to act); provided, however, that Manager, its officers, directors and employees shall not be entitled to indemnification hereunder for any action, claim, demand, cost or liability resulting solely from their gross negligence or willful misconduct.

       7.3   Other Claims. Except as otherwise provided in Sections 7.1 and 7.2,
             ------------
any and all claims, damages or causes of action against Lessee asserted by anyone other than Manager arising out of the design, construction, supervision, operation, maintenance and administration of the Project that are not covered by insurance maintained pursuant to the Transaction Documents shall be settled, or litigated and defended by Manager on behalf of Lessee at Lessee's expense in accordance with Manager's reasonable judgment and discretion.

       7.4   Indemnification Notices. Whenever a party entitled to
             -----------------------
indemnification under Sections 7.1 or 7.2 of this Agreement ( an "Indemnitee") shall learn of a claim which, if allowed (whether voluntarily or by a judicial or quasi-judicial tribunal or agency), would entitle such Indemnitee to indemnification under Section 7.1 or 7.2 of this Agreement, before paying the same or agreeing thereto, the Indemnitee shall promptly send a notice to the party required to pay such indemnification (the "Indemnitor") in writing of all material facts within the Indemnitee's knowledge with respect to such claim and the amount thereof; provided, however, that the Indemnitee's right to indemnification shall be diminished by the failure to give prompt notice only to the extent that the Indemnitee's failure to give such notice was prejudicial to the right of the Indemnitor. If, prior to the expiration of fifteen (15) days from the giving of such notice, the Indemnitor shall request, in writing, that such claim not be paid, the Indemnitee shall not pay the same, provided that the Indemnitor proceed promptly to settle or litigate, in good faith, such claim. The Indemnitee shall have the right to participate in any such negotiation, settlement or litigation. The Indemnitee shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and execution thereof has been stayed, nor shall it be required to refrain from paying any claim where the delay to pay such claim would result in the foreclosure of a lien upon any of the property or assets then held by the Indemnitee, or where any delay in payment would cause the Indemnitee an economic loss.


                        --------------------------------

                                  ARTICLE VIII

                           LIABILITIES OF THE PARTIES

                        --------------------------------

       8.1   Limitations of Liability. Notwithstanding any provision in this
             ------------------------
Agreement to the contrary, neither party hereto, nor Its Affiliates, nor any of their officers, directors, employees, agents, shareholders, partners or representatives shall be liable in connection with this Agreement or the Services for any consequential or indirect loss or damage, including loss of revenues, cost of capital, loss of goodwill, increased operating costs or any other special or incidental damages. Except as expressly provided in Section 7.1, Manager shall have no liability hereunder to Lessee for damages or other amounts in connection with a breach by Manager of this Agreement or a failure by Manager to perform the Services in accordance with the terms and conditions hereof or as a result of the Services performed by Manager pursuant to this Agreement; and, except as otherwise expressly provided in this Section, the parties agree that Lessee's only remedy for breach of this Agreement by Manager shall be to terminate this Agreement pursuant to and in accordance with Article
VI. The parties further agree that the waivers and disclaimers of liability, indemnities, releases from liability, and limitations on liability expressed in this Agreement shall survive termination or expiration of this Agreement, and shall apply whether in contract, equity, tort or otherwise, even in the event of the fault, negligence, including sole negligence, strict liability, or breach of the party indemnified, released or whose liabilities are limited, and shall extend to the partners, principals, shareholders, directors, officers, employees and agents of each party and its Affiliates.

       8.2   No Warranties or Guarantees. EXCEPT AS EXPRESSLY PROVIDED IN THIS
             ---------------------------
AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES OR GUARANTEES TO THE OTHER, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PROJECT OR ANY OTHER SUBJECT MATTER or THIS AGREEMENT, AND BOTH PARTIES DISCLAIM AND WAIVE ANY IMPLIED WARRANTIES OR WARRANTIES IMPOSED BY LAW.


                        --------------------------------

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

                        --------------------------------


       9.1   Documents. All Project materials and documents prepared or
             ---------
developed for Lessee by Manager or its Affiliates, employees, or representatives in connection with the performance of the Services, including all records, reports, and accounts, shall become, when prepared, the property of Lessor as leased to Lessee pursuant to the Lease, and Manager shall not use such materials and documents for any purpose other than the performance of the Services, without Lessee's prior written approval. All such materials and documents, together with any materials and documents furnished to Manager by Lessee, shall be delivered to Lessee upon expiration or termination of this Agreement; provided that Manager may retain copies for its own files. In the event Manager wishes to dispose of such materials and documents prior to the expiration or termination of this Agreement, Manager shall advise Lessee, and Lessee shall designate to Manager a place for delivery of such materials to Lessee.

       9.2   Assignment. This Agreement shall not be assignable by either party
             ----------
without the prior written consent of the other party hereto, which consent shall not be unreasonably, except that: (i) this Agreement may be assigned without such consent to Lender as security for Lender's financing of the Project; (ii) this Agreement may be assigned by Lessor to Lessee without such consent; (iii) this Agreement may be assigned without such consent to the successor of either party, or to a person acquiring all or a controlling interest in the business assets of such party or to a wholly-owned subsidiary of such party; and (iv) this Agreement may be assigned by Manager to an Affiliate of Manager or of Lessor without such consent; provided that any such assignment under (i) or
(iii) shall not relieve the assigning party of any of its obligations under this Agreement. Manager agrees to execute any consent to assignment and such other documents in connection with any assignment to the Lender as Lender may request. Except with respect to the assignment permitted under clause (i) of this Section, no assignment by either party of this Agreement for any purpose whatsoever shall be valid until all obligations of the assignor hereunder shall have been assumed by the assignee by written agreement delivered to the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Any assignment which does not comply with the provisions of this Section 9.2 shall be null and void.

       9.3   Independent Contractor. Manager shall be an independent contractor
             ----------------------
with respect to the performance of the Services hereunder. Neither Manager nor its employees or other agents employed in the Services shall be deemed to be agents of Lessee, except to the extent of the agency created hereunder pursuant to the authority granted to Manager under Article II.

       9.4   Force Majeure. A delay in or failure of performance hereunder by
             -------------
either party shall be excused to the extent caused by Force Majeure, with the exception of payment obligations. For purposes hereof, "Force Majeure" shall mean occurrences beyond the reasonable control of the party affected, including acts of God, changes of law, strikes, and labor disputes. The foregoing provisions allowing a party to claim excuse due to Force Majeure shall not relieve such party from using its best efforts to overcome or remove such Force Majeure. A party claiming such failure or delay shall give prompt notice thereof to the other party, together with a description of such efforts to overcome the Force Majeure.

       9.5   Amendments. No amendments or modifications of this Agreement shall
             ----------
be valid unless evidenced in writing and signed by duly authorized representatives of both the parties.

       9.6   Survival. Notwithstanding any provisions herein to the contrary,
             --------
the provisions set forth in Articles VI, VII and VIII shall survive in full force the expiration or termination of this Agreement.

       9.7   Non Waiver. It is understood and agreed that any delay, waiver or
             ----------
omission by Lessee or Manager to exercise any right or power arising from any breach or default by Lessee or Manager with respect to any of the terms, provisions or covenants of this Agreement shall not be construed to be a waiver by Lessee or Manager of any subsequent breach or default of the same or other terms, provisions or covenants on the part of Lessee or Manager.

       9.8   Notices. Any written notice, direction, instruction, request or
             -------
other communication required or permitted under this Agreement shall be deemed to have been duly given on the date of receipt, and shall be either served personally or by telefacsimile to the party to whom notices is to be given, or mailed to the party to whom notices is to be given, by first class registered or certified mail, return receipt requested, postage prepaid, and addressed to the addressee at the address stated opposite its name below, or at the most recent address specified by written notice given to the other party in the manner provided in this
Section 9.8.



            Lessor:     Scrubgrass Generating Company, L.P.
                        7475 Wisconsin Avenue, Suite 1000
                        Bethesda, MD 20814-3422

                        Tel:  (301) 913-5800
                        Fax:  (301) 913-0025


            Lessee:     Buzzard Power Corporation
                        109 Union Stree
                        Manchester, Vermont  05254

                        Tel: (802) 362-4368
                        Fax: (802) 362-1100


            Manager:    PG&E-Bechtel Generating Company
                        7475 Wisconsin Avenue, Suite 1000
                        Bethesda, MD 20814-3422

                        Tel: (301) 913-5800
                        Fax: (301) 913-0025

       9.9   Counterparts. The parties may execute this Agreement in two or more
             ------------
counterparts, which shall, in the aggregate, be signed by both the parties, and each counterpart shall be deemed an original instrument as against any party who has signed it.

       9.10  Governing Law. This Agreement shall be governed by the laws of the
             -------------
Commonwealth of Pennsylvania.

       9.11  Partial Invalidity. If any term, provision, covenant, or condition
             ------------------
of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of this Agreement shall remain in full force and effect and in no way be affected, impaired, or invalidated.

       9.12  Captions: Table of Contents. Titles or captions of Sections and
             ---------------------------
Articles contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, describe or otherwise affect the scope or meaning of this Agreement or the intent of any provision hereof as though fully set forth herein.

       9.13  Not for Benefit of Third Parties. Except as otherwise expressly
             --------------------------------
provided herein, this Agreement and each and every provision thereof is for the exclusive benefit of Lessor, Lessee and Manager and is not for the benefit of any third party.

       9.14  Disputes. The parties shall use their best efforts to resolve any
             --------
disputes arising hereunder through consultation between the Lessee Representative and the Manager Representative. In the event such individuals cannot reach agreement within a reasonable period, not to exceed ten (10) days, either party may refer the matter to the Advisory Committee for consideration at a special meeting called in accordance with Section 4.2.3. The parties hereby agree that they shall not take any further action, or invoke any further remedies hereunder, in the event of a dispute without first submitting the matter to the Advisory Committee in accordance with the foregoing and allowing the Advisory Committee the opportunity to attempt to achieve a resolution.

       9.15  Representations and Warranties. Each party represents and warrants
             ------------------------------
to the other party that: (i) such party has the full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby; (ii) the execution and delivery of this Agreement by such party and the carrying out by such party of the transactions contemplated hereby have been duly authorized by all requisite corporate (or, if applicable, partnership) action, and this Agreement has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with the terms hereof, subject, as to the enforceability of remedies, to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditor's rights generally and to general principles of equity; (iii) no authorization, consent, approval or order of, notice to or registration, qualification, declaration of filing with, any governmental authority, is required for the execution, delivery and performance by such party of this Agreement or the carrying out by such party of the transactions contemplated hereby, other than regulatory and similar approvals needed with respect to the operation of the Project; and (iv) none of the execution, delivery and performance by such party of this Agreement, the compliance with the terms and provisions hereof, and the carrying out of the transactions contemplated hereby, conflicts or will conflict with or result in a breach of violation of any of the terms, conditions, or provisions of any law, governmental rule or regulation or the charter documents (or partnership agreement, if applicable) as amended or by-laws, as amended, of such party or any applicable order, writ, injunction judgment or decree of any court or governmental authority against such party or by which it or any of its properties is bound, or any loan agreement indenture, mortgage, bond, note, resolution, contract or other agreement or instrument to which such party is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or will result in the imposition of any lien upon any of its properties.

         IN WITNESS WHEREOF, the parties have executed this Management Services Agreement through their duly authorized officers as of the date set forth in the Preamble to this Agreement.

                                     LESSOR:

                                     SCRUBGRASS GENERATING COMPANY, L.P.,
                                     a Delaware limited partnership

                                     By: Falcon Power Corporation,
                                         a general partner


                                     By: /s/ John R. Cooper
                                        -------------------------------------
                                     Name: John R. Cooper
                                           ----------------------------------
                                     Title: Attorney-in-Fact
                                            ---------------------------------


                                      By: Pine Power Corporation,
                                          a general partner


                                      By: /s/ M. Richard Smith
                                         ------------------------------------
                                      Name: M. Richard Smith
                                            ---------------------------------
                                      Title: Vice President
                                             --------------------------------


                                      MANAGER:

                                      PG&E-BECHTEL GENERATING COMPANY

                                      By: /s/ John R. Cooper
                                         ------------------------------------
                                      Name: John R. Cooper
                                            ---------------------------------
                                      Title: Vice President
                                             --------------------------------




AGREED TO AND ACCEPTED AS OF THIS 28th DAY OF DECEMBER, 1990:

                                      LESSEE:

                                      BUZZARD POWER CORPORATION

                                      By: /s/ M. Richard Smith
                                         ------------------------------------
                                      Name: M. Richard Smith
                                            ---------------------------------
                                      Title: Vice President
                                             --------------------------------

                                    EXHIBIT B


                          MANAGEMENT SERVICES AGREEMENT






                                 MANAGEMENT PLAN
                                 ---------------

                                    FOR THE
                                    -------

                         SCRUBGRASS COGENERATION PROJECT
                         -------------------------------














                        PG&E - BECHTEL GENERATING COMPANY

                               December 15, 1990



                                                                         C:4499A

                        SCRUBGRASS COGENERATION PROJECT

                                 MANAGEMENT PLAN
                                 ---------------


Overview
--------

         The Scrubgrass Cogeneration Project ("Project") will be managed during the operating period by a team of experienced professionals from PG&E-Bechtel Generating Company (the "Manager") under the Management Services Agreement, which will be assigned to the Project Lessee. During the construction period, Manager also will provide Project management services, but such services will be performed under a separate management arrangement directly with the Project Lessor. The Project includes a bituminous waste coal-fired cogeneration plant ("Plant") with a net electrical output of approximately 80 megawatts, a 14.6 mile long 115 KV transmission line ("T-line") that connects the Plant with the utility substation and a 12 acre glass enclosed greenhouse ("Greenhouse") located adjacent to the Plant. The operation and maintenance ("O&M") of the Plant will be provided by Bechtel Corporation ("Plant Operator") under a Plant O&M contract with the Project Lessor, which will be assigned to the Project Lessee. The Greenhouse will be leased to a greenhouse operator (the "Greenhouse Operator") yet to be selected.

         The professional management team will consist of a General Manager with appropriate legal and accounting support personnel located at the Generating Company headquarters in Bethesda and a Site Manager, Fuel Coordinator and Project Accountant located at the Project site. The General Manager and the legal and accounting support will not spend full time on the Project but they will devote whatever time is needed to fulfill their Project roles. The Site Manager, Fuel Coordinator and Project Accountant will be dedicated full time to the Project.

         Manager's responsibilities will include:

         -      Management team staffing
         -      Power purchase agreement contract administration
         - Steam sales agreement and other greenhouse contract administration
         -      O&M contract administration
         -      Waste coal supply contract administration
         -      Hauling contract administration
         -      Limestone supply contract administration
         -      Permit applications and renewals
         -      Administration of contracts dealing with waste removal
         -      Public relations and community affairs
         -      Financial reporting



                                   B-l                                  C:4499A

Management Structure and Responsibilities
-----------------------------------------

         The General Manager will have management responsibility for the Project and will report directly to the Project Lessee during the O&M phase. An organizational chart depicting the management structure for the Project is given on the following page.

         The legal and accounting support personnel in Bethesda will report directly to the General Manager and will be responsible for the legal matters and financial reporting requirements of the Project.

         On or before the Lease Commencement Date, Manager will assign a Site Manager, a Fuel Coordinator and a Project Accountant as the permanent management team representatives at the Project site. The Site Manager will be responsible for overseeing all Project activities at the site and will report directly to the General Manager. The Site Manager will be responsible for the day-to-day management of the Plant Operator and all Project activities not included in the scope of services of the Plant Operator and Greenhouse Operator, such as fuel supply, limestone supply, ash disposal, waste removal, permit renewals and community relations. In addition, the Site Manager will coordinate all Project activities with the Plant Operator and Greenhouse Operator. The Fuel Coordinator and Project Accountant will report directly to the Site Manager. The Fuel Coordinator will be responsible for implementing and maintaining the fuel and ash management plan. The Project Accountant will perform all the day-to-day accounting and administrative functions of the Project.

         The day-to-day management, operation, maintenance and repair of the Plant will be the responsibility of the Plant Operator. The Plant Operator will appoint a Plant O&M Manager who will be responsible for complete and proper performance under the Plant O&M contract. The Plant O&M Manager will coordinate the Plant O&M activities with the Site Manager but will report directly to the General Manager.

         The day-to-day management, operation, marketing and product sales of the Greenhouse will be the responsibility of the Greenhouse Operator. The Greenhouse Operator will appoint a Greenhouse Manager who will coordinate the Greenhouse operations with the Site Manager.


Management Objectives
---------------------

         The primary objective of managing the Plant Operator is to attempt to ensure that the Plant is managed, operated, maintained and repaired in a safe, reliable and efficient manner within the established budget and performance targets. The budget and performance targets will be as established in the Plant O&M contract. Conformance with the established targets will be the basis for any bonuses (or penalties) paid to (or by) the Plant Operator. In addition to reviewing and establishing targets for performance, the management team will be responsible for the ultimate decisions concerning major maintenance and repair, capital improvements, scheduling shutdowns and other activities outside the Plant Operator's day-to-day responsibilities. Such decisions will be based on recommendations of the Plant Operator and/or outside consultants if deemed appropriate by the management team. The specific management responsibilities with regard to the Greenhouse Operator are yet to be determined.

         The Site Manager will work closely with the Plant O&M Manager and Greenhouse Manager in coordinating all Project activities and in monitoring the daily operation of the Plant and the Greenhouse. The Plant O&M Manager will be responsible for the operation and maintenance of the Plant on a day-to-day basis under the Plant O&M contract and all other applicable contracts, environmental permits and other permits, codes and regulations. The Greenhouse Manager will be responsible for the operation and maintenance of the Greenhouse. The Site Manager will notify the Plant O&M Manager and the General Manager of any deficiencies in the performance of the Plant Operator. The Site Manager will advise the General Manager in matters related to Plant O&M, Greenhouse operations and all other Project activities.

         The management team will also manage all the Project activities for which the Plant Operator and Greenhouse Operator are not directly responsible and will coordinate these activities with the Plant Operator and Greenhouse Operator. These activities include delivery of fuel and limestone to the Plant, removal of ash and other solid wastes from the Plant, maintenance of the T-line, keeping environmental and other permits and approvals current, conformance with power purchase agreement and steam sales agreement requirements, community relations, etc. Implementation and execution of the fuel and ash management plan will be a responsibility of the management team and will be the focus of the Fuel Coordinator.


Fuel and Ash Responsibilities
-----------------------------

         The bituminous waste coal to be burned in the Plant boilers will come from a variety of off-site sources. Some run-of-mine coal may also, from time to time, be blended with waste coal at the Plant and burned in the Plant boilers. The ash from the Plant will be taken to several off-site disposal (reclamation) areas. Because of the complexities involved with fuel supply and ash disposal, a fuel and ash management plan will be implemented to provide maximum protection against interruptions in fuel deliveries or delivery of unacceptable fuel and to make proper arrangements for disposal of ash. The division of responsibility for fuel occurs at the fuel receiving hopper (truck dump) of the Plant. The Manager's management team, through the Site Manager, will be responsible for monitoring delivery and unloading of acceptable fuel. Upon unloading into the receiving hoppers, the blending, handling, storage, crushing and conveying of the fuel to the boilers will be the responsibility of the Plant Operator. The Plant Operator is responsible for the ash until it is loaded into the trucks, at which time it becomes the responsibility of the Project.

         Two types of bituminous waste fuel will be delivered to the plant: coarse, lower moisture fuel and fine, higher moisture fuel. In order to qualify as acceptable fuel, both types of fuel must conform with certain size, moisture and grindability limits. In addition, the other properties of the fuels such as sulfur content and heating value must be within a reasonable range such that, on a blended basis, they fall within the "blended fuel range." Obtaining such a "blended fuel range" shall be the responsibility of Manager. The size, moisture and grindability limits as well as the "blended fuel range" specifications are delineated in Exhibit E, Part II, Paragraph 4.3.2.1 of the Plant EPC contract.


Fuel Management Plan
--------------------

         Manager shall prepare a complete fuel management plan as part of the final Management Plan to be furnished by Manager pursuant to Section 2.4 of the Management Services Agreement. The purpose of the fuel management plan is to obtain specified quantities of acceptable fuel for the Plant. This will be accomplished by extensive testing and planning prior to the fuel being loaded at the individual supply sites. The fuel management plan will be specifically designed to attempt to prevent unacceptable fuel from being loaded into the fuel trucks. In general, the fuel management plan will consist of a three step program:

         1.    Testing and planning
         2.    Reclaim and loading
         3.    Transport and delivery

         The testing and planning step is an important part of the fuel management program. The Fuel Coordinator will identify certain reserves of bituminous waste coal (both coarse and fine material) that appear to be desirable fuel feedstock based on prior analyses and economic considerations. Additional tests will then be performed on the designated reserves as deemed appropriate by the Fuel Coordinator (and as described under Fuel Sampling and Testing) to confirm the sulfur, moisture, ash and Btu content and the available tonnage. Based on an evaluation of the prior and new data on the reserves, the Fuel Coordinator will develop a plan and schedule for reclaim and delivery of the material. At the Fuel Coordinator's discretion, a fuel consultant may be used to assist in interpreting data and developing the plan and schedule. In some cases where the reserves are part of an on-going operation, the testing data on the reserves may be provided by the coal operator. In all cases, however, the plan and schedule for reclaim and delivery will be developed by the Fuel Coordinator. The Fuel Coordinator will take into account seasonal weather considerations in developing the plan and schedule. During periods of high moisture and/or freezing weather, it may be advisable to utilize only coarse material to avoid the handling problems caused by excessively wet fine coal. A minimum of two weeks of fuel will be tested and ready for loading at each of the fuel sites.

         The reclaiming and loading of the fuel into the trucks will be performed under the overall direction of the Fuel Coordinator. Most of the reserves to be used are part of on-going coal operations and will be reclaimed and loaded by the coal operator. In other cases where the reserves are not part of an on-going operation, a contractor will be used to reclaim and load the fuel.

         The transport and delivery of the fuel will be provided by a hauling contractor under the overall direction of the Fuel Coordinator. The Fuel Coordinator will schedule the deliveries so that the proper quantities of coarse and fine material are received at the Plant. An on-site truck scale will be used to determine weights of fuel delivered.

         On-site fuel weighing and sampling will be designed to be an unattended operation. The details of the fuel hauling, receiving, sampling, testing, and reporting operation will be developed later in the start-up phase of the Project. Basically. the operation will include an automatic logging capability for the receipt and sampling of fuel by truckload. For example, each truck driver might have issued to him, at the start of the day's hauling, a magnetic card that identifies the driver, the truck number, and the source of fuel to be hauled. When the driver approaches the truck scale, he would insert the card into a magnetic card reader, then drive onto the scale. The weight would be logged onto a computer together with the information read from the magnetic card and the current date and time. After unloading, the empty truck would be re-weighed in similar fashion to determine the weight of fuel delivered. If the truck hauls ash back, the truck would be re-weighed after being loaded with ash.

         The sampling of each truckload of fuel will be logged and reported in a manner similar to the fuel weighing. The samples will be taken from the truck bed with an augering device at an automatic sampling station. The truck driver's magnetic card will again serve to identify the source of the fuel. The automatic sampling station will be designed to divert the samples to a different bin for each fuel source. Periodically, at least once each day, the material in each bin will be consolidated into smaller samples for laboratory testing.


Fuel Sampling and Testing
-------------------------

         The fuel for the Project includes a number of identified waste coal sites which are in active production or have been abandoned. During the Project construction phase, the abandoned waste coal piles will undergo a more extensive sampling, drilling, and testing program by Lessor to augment the sampling and testing already performed. The purpose of this program is to provide information needed to finalize the fuel management plan. Tests to be performed will include short proximate analyses, sieve analyses for determining size consistency, and ultimate analyses of a portion of the samples. This testing will provide information sufficient to accurately map the piles to permit efficient pile management during the operation phase. Additional fuel sources may be identified during the construction phase of the Project. These additional piles will also undergo testing and may be included in the final fuel plan. Additional tests may be performed by Lessor during the construction phase which may include flowability tests, Hardgrove grindability tests and crushing tests to provide input data for the final design and specification of fuel handling equipment.

         During the operation phase, the Fuel Coordinator will continually obtain fuel test data from all fuel sources in active production to confirm expected quality for purposes of finalizing fuel planning. In general, short proximate test data from each fuel source will be obtained at least every two weeks and reported at least two weeks in advance of the uses of the fuel. Thus, Manager will seek to maintain a two week tested reserve stockpile at each fuel source. Loading of fuel into the trucks will be permitted only from the tested reserve. Depending on the specific site, the actual sampling and testing will either be performed by the fuel supplier or the loading contractor. Sampling and testing responsibilities for each of the major fuel sources are briefly described below.

         Sky Haven - Sky Haven will have the responsibility to perform both
         ---------
sampling and testing of the two week tested reserve under its Waste Disposal Agreement. Test results are required to be received by the Fuel Coordinator at least two weeks prior to use of the fuel.

         Leechburg - Sampling, testing and loading of the Leechburg fuel will be
         ---------
the responsibility of the loading contractor under the supervision of the Fuel Coordinator.

         Benjamin - Sampling, testing and loading of the Benjamin fuel will be
         --------
the responsibility of the loading contractor under the supervision of the Fuel Coordinator.

         Canterbury - Loading of fuel at Canterbury Pile Number 5 will be the
         ----------
responsibility of Canterbury. Canterbury will provide the Fuel Coordinator with a removal plan that indicates the sequence of fuel removal from the pile. Sampling and testing of the pile will be performed by a professional testing laboratory under contract with the Lessee. The lab consultant will have full access to the pile to perform the sampling and testing operations. Sampling and testing will be performed ahead of the loading operation to confirm the expected fuel quality. The Fuel Coordinator also has the option to load fuel from the Canterbury refuse bin, located adjacent to the coal washing plant and prior to Pile Number 5. The lab consultant will have access to the refuse belt and bin to allow testing prior to loadout from the bin. The decision to load from the refuse bin will be made based on the results of recent testing, coordination with the washing plant operator, and observations of the field fuel consultant.

Ash Disposal
------------

         The Pennsylvania Department of Environmental Resources (DER) has granted the Project a Beneficial Use Designation for its ash, which permits it to be used as a substitute for high pH lime in mine reclamation.

         Ash will be returned to the fuel sites on a backhaul basis by the hauling contractor. Any ash not returned to fuel sites will be brought to alternate ash disposal sites by the hauling contractor. Approximately 70 to 75 percent of the ash is expected to be returned to the fuel sites. The remaining 25 to 30 percent of the ash is expected to be disposed of at alternate sites. The hauling contractor will deliver ash to the alternate sites while en-route to the fuel site, with payment on a per-mile basis for any increase in return mileage. Management of the ash disposal operation will be performed by the Fuel Coordinator.

Preliminary Estimated Budget for Project Management
(in 1990 dollars)


              Management Costs (Section 5.1 of Agreement):       ($000)
              --------------------------------------------       ------
              General Manager (Bethesda)                            75
              Legal and Accounting Support (Bethesda)               35
              Site Manager (Site)                                   90
              Fuel Manager (Site)                                   70
              Project Accountant (Site)                             50
              Secretary/Clerk                                       30
                                                                 -----
                                                                   350

              Other Lessee Costs (Section 5.3 of Agreement):
              ----------------------------------------------

              Fuel Testing and Consultants                         100
              Miscellaneous Expenses                                50
                                                                 -----
                                                                   150


                       Total Estimated Annual Budget               500
                                                                 -----